Exhibit 99.1

EMERGE INTERACTIVE REPORTS THIRD QUARTER AND NINE MONTHS RESULTS

SEBASTIAN, Florida, October 28, 2004 – eMerge Interactive, Inc. (NASDAQ: EMRG), a technology company providing VerifEYE™ food safety systems, CattleLog™ individual-animal tracking and database management services to the beef-production industry, today announced results as of and for the three and nine month periods ending September 30, 2004.

For the quarter and nine months ended September 30, 2004, revenues were $301,000 and $688,000, respectively, compared to $254,000 and $739,000 in the comparable prior year periods. Net loss for the quarter ended September 30, 2004 was $715,000, or $0.02 per share, compared to $2.0 million, or $0.05 per share, in the same quarter last year. Net loss for the nine months ended September 30, 2004 was $3.6 million, or $0.08 per share, compared to $7.1 million, or $0.18 per share, in the comparable prior year period. Included in net loss for the quarter is a $1.6 million non-cash net gain related to the change in fair value of common stock warrants issued in connection with the Company’s two equity financings completed during the fourth quarter of 2003 and the first quarter of 2004. The change in fair value of common stock warrants included in net loss for the nine months is a $3.9 million non-cash net gain. Net loss for the nine months also includes a $306,000 non-cash gain relating to settlement of a capital lease obligation as reported in the first quarter of 2004. In connection with this settlement, the Company paid $214,000 and has been released from all future obligations.

During the quarter, the Company shipped a third Carcass Inspection System (CIS) to Excel Corporation for installation at its Ft. Morgan, Colorado beef processing facility. On October 4, 2004, the Company received a $1.0 million lease prepayment for this system. The Company recognizes revenue from these CIS operating leases on a straight-line basis over the life of the lease. Excel Corporation has indicated that it plans to install a fourth CIS unit upon the completion of its related plant preparations, which is expected to occur in the fourth quarter. Excel Corporation is a leading U.S. beef processor and a wholly owned subsidiary of Cargill Incorporated.

“Both the development and market acceptance of our VerifEYE products during the quarter has been encouraging. A memorandum of understanding for distribution and manufacturing for VerifEYE derivative products has been signed with Mettler-Toledo, and we are anticipating an agreement for the distribution of our SOLO units in the very near future,” said David Warren, eMerge’s President and Chief Executive Officer. “In addition, Excel continues to install CIS units in its North American facilities and has provided strong support in developing industry adoption of CIS. We are in active discussions with other major beef processors and have received a significant level of interest in this new technology.

Warren continued, “In the third quarter, we successfully developed and tested a prototype fecal detection unit at a major ground beef supplier to quick service restaurants. In addition, our engineers are on track for the development of the VerifEYE Hand Hygiene System that we expect to launch in 2005. We have had positive meetings with possible development and distribution partners that see the potential of this technology.”

“Our AIS (Animal Identification Solutions) trends are positive,” Warren stated, “Year over year increases in revenues of our CattleLog system lead us to believe that we are in the early adoption phase of a significant growth opportunity fueled by the global demand for a secure beef supply chain. The strong possibility of a National Animal Identification System and the growing demand for source-verified beef by McDonalds and other major food retailers are strong positives for this market segment. Profitability, however, depends on the industry moving to a significantly higher level of adoption.”

Warren elaborated, “Earlier this week, the USDA announced the establishment of a new marketing program, known as the Beef Export Verification (BEV) Program, which will enable the resumption of beef trade with Japan, formerly the U.S.’s largest beef export partner. In addition to the removal of Specified Risk Materials (SRMs), bovine animals included in the BEV Program for Japan must be 20 months of age or younger at time of harvest, as documented by four criteria, one of which is use of USDA Process Verified Animal Identification and Data Collection Services. Since our CattleLog system is currently the only USDA approved Process Verified Program to provide animal data collection and reporting services to outside entities, we believe we are well positioned to be a significant part of this effort. However, it is still too early to predict the magnitude and timing of demand, which will largely depend on which BEV method is adopted by the industry and the implementation schedule for the BEV measures.”

The increase in revenues during the third quarter of 2004, compared to the prior year quarter, primarily reflects lease revenues from the Company’s in–line carcass inspection systems installed at Excel Corporation beef processing facilities and improved revenues from the Company’s individual-animal tracking and database management services in the third quarter of 2004 versus 2003. Revenue from the Company’s CattleLog product, the core individual-animal tracking system, while still small, showed an increase of over 200% compared to the same period a year ago.

Selling, general and administrative expenses for the quarter remained level with the prior year quarter at $1.4 million.

Technology and development costs for the quarter were $708,000, compared to $441,000 in the comparable period a year earlier, reflecting an increased focus on the development of the VerifEYE derivative products for the beef grinding industry and for development of the hand-scanning product.

Operating loss for the quarter remained essentially the same as in the prior year quarter at $2.3 million. Included in operating loss for the quarter is $436,000 of depreciation expense, compared to $608,000 in the same prior year period. Operating loss for the nine months was $7.8 million compared to $7.2 million in the comparable prior year period. Included in operating loss for the nine months is $1.4 million of depreciation expense, compared to $1.9 million in the same prior year period.

Cash and cash equivalents at September 30, 2004 were $3.1 million. This does not reflect the $1.0 million payment received on October 4, 2004 that is referred to above. The Company is in the process of seeking additional sources of liquidity to fund current working capital requirements, and is reviewing funding opportunities. These sources of liquidity may include the sale of CIS units, including those units already under lease, additional financing from potential ventures with strategic partners, and/or the issuance by the company of debt or equity securities, including equity securities that may be issued at a discount to the Company’s current market price. In the event equity securities are issued, our stockholders may experience significant dilution. Although the Company’s goal is to complete the additional funding in the current fourth quarter, there can be no assurance that such funding will be secured.

Quarterly Webcast

eMerge will host a Webcast today at 10:00 a.m. (Eastern) to discuss third quarter results. You can access the Webcast through the Company’s Website address at www.emergeinteractive.com or through Thomson Financial’s First Call Website address at: http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=68037&eventID=956180

About eMerge Interactive

eMerge Interactive, Inc., is a technology company serving the agricultural, foodservice, and healthcare industries. The Company is developing a broad portfolio of innovative products including VerifEYETM HandScan, Solo, and CIS contamination detection systems, for use in restaurants, hospitals, and food processors. The Company’s agricultural products include CattleLogTM, USDA-approved Process Verified Program providing individual animal data collection and reporting that enables livestock tracking, verification, and branding. For more information, please visit www.emergeinteractive.com.

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements containing words such as “anticipates,” “believes,” “expects,” “intends,” “may,” “will” and words of similar meaning. These statements involve various risks and uncertainties. A number of factors could cause actual results to differ materially from those described in these forward-looking statements, including the acceptance by our customers of electronic commerce as a means of conducting business, our ability to grow revenue and margins, our ability to implement our acquisition and expansion strategy, the impact of competition on pricing, the impact of litigation, general economic conditions and other factors discussed in this release and as set forth from time to time in our other public filings and public statements. Readers of this release are cautioned to consider these risks and uncertainties and to not place undue reliance on these forward-looking statements.

eMerge Interactive, Inc.

Condensed Statements of Operations

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Revenue	$301,000	$254,000	$688,000	$739,000
Cost of revenue	79,000	76,000	210,000	240,000

Gross profit	222,000	178,000	478,000	499,000

Operating expenses:
Selling, general and administrative	1,392,000	1,433,000	5,157,000	4,450,000
Technology and development	708,000	441,000	1,713,000	1,364,000
Depreciation expense	436,000	608,000	1,423,000	1,901,000

Operating loss	(2,314,000)	(2,304,000)	(7,815,000)	(7,216,000)

Interest and other (expense)/income, net	13,000	3,000	334,000	(13,000)
Interest expense	(5,000)	(6,000)	(14,000)	(19,000)
Gain on disposal of assets	—	3,000	11,000	6,000
Net decrease in fair value of common stock warrants	1,597,000	—	3,926,000	—

Loss from continuing operations	(709,000)	(2,304,000)	(3,558,000)	(7,242,000)

Discontinued operations:
Gain (loss) from discontinued operations	(6,000)	298,000	(24,000)	134,000

Net loss	$(715,000)	$(2,006,000)	$(3,582,000)	$(7,108,000)

Net loss per share	$(0.02)	$(0.05)	$(0.08)	$(0.18)

Weighted average number of common shares outstanding – basic and diluted	44,315,656	39,002,215	44,008,113	38,867,435

eMerge Interactive, Inc.

Condensed Balance Sheets

(unaudited)

	September 30, 2004	December 31, 2003
Assets
Current assets:
Cash and cash equivalents	$3,140,000	$1,553,000
Trade accounts receivable	1,141,000	91,000
Inventories	622,000	568,000
Other current assets	582,000	556,000
Due from related parties	—	195,000
Assets held for sale	66,000	87,000

Total current assets	5,551,000	3,050,000

Property and equipment, net	2,424,000	3,759,000
Food safety systems installed at customers, net	488,000	273,000
Other assets	—	76,000

Total assets	$8,463,000	$7,158,000

Liabilities and Stockholders’ Equity
Current liabilities:
Current installments of capital lease obligation	$—	$519,000
Accounts payable	472,000	745,000
Accrued liabilities	671,000	530,000
Advance payments from customers	1,058,000	390,000

Total current liabilities	2,201,000	2,184,000

Advance payments from customers, long term	1,596,000	615,000
Common stock warrants and investment rights	1,021,000	987,000

Total liabilities	4,818,000	3,786,000

Stockholders’ equity:

Common stock	365,000	337,000
Additional paid-in capital	205,519,000	201,692,000
Accumulated deficit	(201,811,000)	(198,229,000)
Treasury stock	(428,000)	(428,000)

Total stockholders’ equity	3,645,000	3,372,000

Total liabilities and stockholders’ equity	$8,463,000	$7,158,000

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